    As filed with the Securities and Exchange Commission on August 14, 1998
                                                           Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8


                             REGISTRATION STATEMENT

                                     Under

                           The Securities Act of 1933


                           PLATINUM technology, inc.
             (Exact name of registrant as specified in its charter)


                Delaware                             36-3509662
      (State or other jurisdiction of        (IRS Employer Identification
     of incorporation or organization)                 Number)


   1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000
          (Address of Principal Executive Offices including Zip Code)


             PLATINUM technology, inc. Deferred Compensation Plan
                             (Full title of plans)


                              Andrew J. Filipowski
    1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000
           (Name, address and telephone number of agent for service)


                                  Copies to:
                            Matthew S. Brown, Esq.
                              Mark D. Wood, Esq.
                             Katten Muchin & Zavis
                           525 W. Monroe, Suite 1600
                            Chicago, IL  60661-3693
                          Fax Number: (312) 902-1061

                            ----------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                        Proposed maximum    Proposed maximum
                                                                         offering price    aggregate offering      Amount of
    Title of securities to be registered       Amount to be registered     per share              price          registration fee
-----------------------------------------------------------------------------------------------------------------------------------
PLATINUM technology, inc. Deferred
Compensation Plan Obligations(1).............       $40,000,000              100%            $40,000,000              $11,800
===================================================================================================================================

(1) The PLATINUM technology, inc. Deferred Compensation Plan obligations are unsecured obligations of PLATINUM technology, inc. to pay deferred compensation in the future in accordance with the PLATINUM technology, inc. Deferred Compensation Plan.

                                    PART I


                    INFORMATION REQUIRED IN THE PROSPECTUS

     The information called for in Part I of Form S-8 is currently included in the prospectus for the PLATINUM technology, inc. Deferred Compensation Plan and is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated in this Registration Statement by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     3. The Company's Current Reports on Form 8-K dated January 27, 1998, March 3, 1998, April 16, 1998, April 21, 1998 (as amended by the Current Report on Form 8-K/A dated May 6, 1998), May 28, 1998, July 14, 1998, and August 4, 1998;

     4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed March 7, 1991 pursuant to
          Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description; and

     5. The description of the preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed December 26, 1995 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

     Under the PLATINUM technology, inc. Deferred Compensation Plan (the "Deferred Plan"), the Company provides eligible employees the opportunity to defer a portion of their annual salary, bonus, commissions and/or royalties. Certain management and highly compensated employees of the Company selected by the Company's Board of Directors, or such committee as the Board shall appoint (the "Committee") will be eligible to participate in the Deferred Plan. The compensation deferred by eligible employees who elect to participate in the Deferred Plan ("Participants") is referred to herein as "Obligations." The Company herein registers $40,000,000 of Obligations.

     The compensation is deferred by each Participant, in accordance with the Deferred Plan, pursuant to an irrevocable election made by the Participant. The Company accounts for deferred compensation by establishing bookkeeping accounts for each Participant ("Deferral Accounts"). Each Deferral Account shall be credited on a daily basis with income and gains and charged with losses, expenses and distributions equal to the amount by which the Deferral Account would have been credited or charged had the Deferral Account been actually invested in the Participant's investment election. Each Participant may elect one or more of the following Measurement Funds, based on certain mutual funds (the

"Measurement Funds") for the purpose of crediting additional amounts to his or her Deferral Account: (1) a PLATINUM technology, inc. Stock Fund (described as a mutual fund deemed invested entirely in the common stock, $.001 par value, or any other equity securities of the Company designated by the Committee ("Stock"), with dividends on Stock deemed reinvested in additional Stock), (2) the Putnam New Opportunities Fund, (3) the Putnam Voyager Fund, (4) the Putnam Fund for Growth and Income, (5) the Putnam Asset Allocation: Growth Portfolio,
(6) the Putnam Asset Allocation: Balanced Portfolio, (7) the Putnam Asset
Allocation: Conservative Portfolio, (8) the Putnam International Growth Fund,
(9) the Putnam Income Fund, and (10) the Putnam Stable Venture Fund.

     Obligations to Participants are paid in accordance with the terms of the Deferred Plan, including, but not limited to the following methods: (1) at a specified date no earlier than January 1 immediately following the third anniversary of his or her initial deferral election, (2) at the sole discretion of the Committee, upon the occurrence of an Unforeseen Financial Emergency (as defined in the Deferred Plan), (3) at any time after his or her initial deferral election (subject to a 10% withdrawal penalty), (4) upon retirement, (5) upon a termination of employment, or (6) upon a determination by the Committee that a Participant is suffering from a Disability (as defined in the Deferred Plan).

     Obligations are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Deferred Plan. The Company is not required to fund or otherwise segregate assets to be used for the payment of Obligations. Notwithstanding the foregoing, the Company shall establish one or more trusts ("Trusts") to hold assets to be used for payment of Obligations. However, assets of any Trusts shall remain the assets of the Company subject to the claims of its general creditors. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency. Obligations, under the terms of the Deferred Plan, do not benefit from any affirmative or negative pledge or covenant from the Company.

     A Participant's rights to any amounts credited to his or her accounts may not be commuted, sold, assigned, transferred, pledged, anticipated, mortgaged or otherwise encumbered, transferred, hypothecated, alienated or conveyed in advance of actual receipt, the amounts, if any, payable under the Deferred Plan, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment , be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. A Participant's rights under the Deferred Plan may only pass upon the Participant's death pursuant to the terms of the Deferred Plan, pursuant to a beneficiary designation made by a Participant in accordance with the terms of the Deferred Plan or pursuant to the laws of inheritance. Obligations are not subject to early redemption in whole or in part, except as specified in the Deferred Plan. Obligations are not convertible into any other security of the Company. The Company reserves the right to modify, amend or terminate the Deferred Plan; provided, however, that any such action shall not adversely affect the amount that any Participant is entitled to receive.

Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.


Item 6.   Indemnification of Directors and Officers.

     Article Ten of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. With the approval of its stockholders, the Company has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.


          In addition, Article Nine of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

          Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

          The Company has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 7.   Exemption from Registration Claimed.

          Not Applicable.

Item 8.   Exhibits.

          4.1 Conformed copy of the Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1(d) to the Company's Registration Statement on Form S-1, Registration No. 333-07783).

          4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, Registration No. 33-39233 (the "IPO S-1")).

          4.3 Specimen stock certificate representing Common Stock (incorporated by reference to Exhibit 4.1 to the IPO S-1).

          4.4 Rights Agreement dated as of December 21, 1995, between the Company and Harris Trust and Savings Bank (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, filed December 26, 1995).

          4.5 PLATINUM technology, inc. Deferred Compensation Plan (the "Deferred Plan").

          4.6  Master Trust Agreement for the Deferred Plan.

          4.7  Form of Plan Agreement under the Deferred Plan.

          5 Opinion of counsel as to legality of shares of the securities being offered (including consent).

          15 Acknowledgment of KPMG Peat Marwick LLP Regarding Independent Auditors' Review Report.

          23.1 Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.

          23.2 Consent of Arthur Andersen LLP with respect to Mastering, Inc.'s financial statements.

          23.3 Consent of Ernst & Young LLP with respect to Logic Works, Inc.'s financial statements.

          23.4 Consent of Katten Muchin & Zavis (included in their opinion filed as Exhibit 5 hereto).

          24 Power of Attorney (included on the signature page of this Registration Statement).

Item 9.   Undertakings.

          1.   The Company hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
          Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company and affiliated companies pursuant to the provisions described in Item 6 above, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on this 13th day of August, 1998.



                                   PLATINUM technology, inc.

                                   By: /s/ Andrew J. Filipowski
                                      ---------------------------------------
                                      Andrew J. Filipowski
                                      President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, Larry S. Freedman and Matthew S. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 13th day of August, 1998.



             Signature                                             Title
             ---------                                             -----

                                         President, Chief Executive Officer (principal
 /s/    Andrew J. Filipowski             executive officer) and Chairman of the Board of Directors
-----------------------------------
        Andrew J. Filipowski

                                         Executive Vice President, Chief Financial
 /s/    Michael P. Cullinane             Officer (principal financial and accounting officer),
-----------------------------------      Treasurer and a Director
        Michael P. Cullinane


                                         Director
-----------------------------------
         Paul L. Humenansky

                                         Director
-----------------------------------
           James E. Cowie


 /s/      Steven D. Devick               Director
-----------------------------------
          Steven D. Devick

                                         Director
-----------------------------------
          Arthur P. Frigo

 /s/        Gian Fulgoni                 Director
-----------------------------------
            Gian Fulgoni


Exhibit
Number                          Description of Exhibit
-------                         ----------------------
  4.5      PLATINUM technology, inc. Deferred Compensation Plan (the "Deferred Plan").

  4.6      Master Trust Agreement for the Deferred Plan.

  4.7      Form of Plan Agreement under the Deferred Plan.

  5        Opinion of counsel as to legality of securities being offered (including consent).

  15       Acknowledgement of Certified Public Accountants Regarding Independent Auditors' Review
           Report.

  23.1     Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.

  23.2     Consent of Arthur Andersen LLP with respect to Mastering, Inc.'s financial statements.

  23.3     Consent of Ernst & Young LLP with respect to Logic Works, Inc.'s financial statements.

  23.4     Consent of Katten Muchin & Zavis (included in their opinion filed as Exhibit 5 hereto).

  24       Power of Attorney (included on the signature page of this Registration Statement).

                                       9